Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces Third Quarter 2013 Results

Honolulu, Hawaii, October 31, 2013 - Territorial Bancorp Inc. (NASDAQ:  TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.8 million or $0.40 per basic and $0.39 per diluted share for the three months ended September 30, 2013, compared to $3.6 million or $0.36 per basic and diluted share for the three months ended September 30, 2012.  The growth in earnings for the third quarter of 2013 was primarily due to an increase in service fees on loans, lower loan loss provisions and an increase in gain on sale of investment securities.  In addition to the growth in earnings, the increase in earnings per share can also be attributed to a reduction in the weighted-average shares outstanding, which occurred as the Company completed its fourth share repurchase program.  The Company also announced that its Board of Directors approved an increase in the quarterly cash dividend from $0.13 to $0.14 per share.  The dividend is expected to be paid on November 27, 2013 to stockholders of record as of November 14, 2013.

Allan Kitagawa, Chairman and Chief Executive Officer, said “I am pleased to announce that our net income has increased by 5.0% for the quarter ending September 30, 2013 compared to the same period last year.  In addition, the Bank’s net interest margin has improved for two consecutive quarters.  The continued stability in Hawaii’s economy has allowed us to expand our customer base by offering mortgage loans and deposit products with attractive interest rates.  I would also like to announce that on October 2nd, we opened our 28th branch in Manoa.  We continue to strive to improve shareholder returns through our stock repurchase program and payment of dividends.  I am pleased to announce that because of our strong overall performance we will be increasing our quarterly dividend from $0.13 to $0.14 per share of common stock.”

Interest Income

Net interest income remained the same at $12.6 million for the three months ended September 30, 2013 and 2012.  Total interest and dividend income was $14.1 million for the three months ended September 30, 2013 compared to $14.8 million for the three months ended September 30, 2012.  The $735,000 decrease in interest income was offset by a $706,000 decrease in interest expense.  The decrease in interest and dividend income was primarily due to a decline in interest earned on investment securities which totaled $4.8 million for the three months ended September 30, 2013 compared to $5.6 million for the three months ended September 30, 2012.  This decline in interest income on investment securities resulted from repayments on higher yielding mortgage-backed securities and the addition of securities with lower yields to the investment portfolio.  The decrease in interest earned on investment securities was partially offset by an $80,000 increase in interest earned on loans that occurred primarily because of higher mortgage loan originations and growth in the mortgage loan portfolio.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.5 million for the three months ended September 30, 2013 compared to $2.2 million for the three months ended September 30, 2012.  The decrease in interest expense was primarily due to a $461,000 reduction of interest expense on deposits and a $207,000 reduction of interest expense on securities sold under agreements to repurchase.  This drop in interest expense was due primarily to the lower interest rate environment and the payoff of higher costing securities sold under agreements to repurchase.  During the current quarter, the provision for loan losses was $45,000 compared to $167,000 for the three months ended September 30, 2012.

Noninterest Income

Noninterest income was $2.3 million for the three months ended September 30, 2013 compared to $1.9 million for the three months ended September 30, 2012.  The growth in noninterest income was primarily due to a $493,000 increase in gain on sale of investment securities and a $154,000 increase in service fees on loan and deposit accounts.  These increases were reduced by a $304,000 decrease in gain on sale of loans.

Noninterest Expense

Noninterest expense increased to $8.7 million for the three months ended September 30, 2013 as compared to $8.6 million for the three months ended September 30, 2012.  The increase in noninterest expense was primarily due to higher salaries and employee benefits, occupancy and equipment expenses.  The increase in these expenses was offset by a reduction in loss on extinguishment of debt.

Assets and Equity

Total assets decreased to $1.562 billion at September 30, 2013 from $1.575 billion at December 31, 2012. Loans receivable grew to $827.9 million at September 30, 2013 from $774.9 million at December 31, 2012 due to an increase in residential mortgage loan originations.  Investment securities held to maturity increased to $607.4 million as of September 30, 2013 from $554.7 million at December 31, 2012 as new securities purchased exceeded the amount of repayments and sales.  The growth in loans receivable and investment securities was funded by cash and cash equivalents.  Cash and cash equivalents decreased to $56.0 million at September 30, 2013 from $182.8 million at December 31, 2012.  Deposits increased to $1.258 billion at September 30, 2013 from $1.238 billion at December 31, 2012.  Securities sold under agreements to repurchase decreased to $47.0 million at September 30, 2013 from $70.0 million as maturing borrowings were paid off.  Total stockholders’ equity decreased to $212.6 million at September 30, 2013 from $219.0 million at December 31, 2012.  The slight decrease in stockholders’ equity was primarily due to shares repurchased under the Company’s stock buyback program and dividend payments.  The Board of Directors has authorized four stock repurchase programs to date.  The fourth stock repurchase program was completed on September 30, 2013.  Through September 30, 2013, the Company has repurchased 2,399,253 shares, compared to 1,684,171 shares as of December 31, 2012.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1.2 million (4 loans) at September 30, 2013, compared to $2.0 million (8 loans) at December 31, 2012.  Non-performing assets totaled $5.5 million at September 30, 2013 compared to $4.4 million at December 31, 2012.  The ratio of non-performing assets to total assets of 0.35% at September 30, 2013 continues to remain one of the lowest in the country.  The allowance for loan losses at September 30, 2013 was $1.7 million and represented 0.20% of total loans.  At December 31, 2012, the allowance for loan losses was $1.7 million and represented 0.22% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
Interest and dividend income:
Investment securities	$4,775	$5,551	$13,847	$18,360
Loans	9,267	9,187	27,696	27,326
Dividends on FHLB stock	3	—	3	—
Other investments	46	88	210	259
Total interest and dividend income	14,091	14,826	41,756	45,945
Interest expense:
Deposits	1,031	1,492	3,225	4,644
Advances from the Federal Home Loan Bank	67	105	235	313
Securities sold under agreements to repurchase	422	629	1,370	2,364
Total interest expense	1,520	2,226	4,830	7,321
Net interest income	12,571	12,600	36,926	38,624
Provision (reversal of allowance) for loan losses	45	167	47	172
Net interest income after provision for loan losses	12,526	12,433	36,879	38,452
Noninterest income:
Service fees on loan and deposit accounts	598	444	1,667	1,474
Income on bank-owned life insurance	295	239	774	706
Gain on sale of investment securities	922	429	2,834	729
Gain on sale of loans	365	669	1,390	1,516
Other-than-temporary impairment losses	—	—	—	—
Other	143	141	329	346
Total noninterest income	2,323	1,922	6,994	4,771
Noninterest expense:
Salaries and employee benefits	5,318	5,202	15,682	15,416
Occupancy	1,387	1,316	3,971	3,930
Equipment	853	800	2,576	2,423
Federal deposit insurance premiums	193	192	574	574
Loss on extinguishment of debt	—	123	—	321
Other general and administrative expenses	969	964	3,228	3,069
Total noninterest expense	8,720	8,597	26,031	25,733
Income before income taxes	6,129	5,758	17,842	17,490
Income taxes	2,298	2,111	6,709	6,457
Net income	$3,831	$3,647	$11,133	$11,033

Basic earnings per share	$0.40	$0.36	$1.13	$1.09
Diluted earnings per share	$0.39	$0.36	$1.12	$1.08
Cash dividends declared per common share	$0.13	$0.11	$0.38	$0.32
Basic weighted-average shares outstanding	9,676,304	10,052,630	9,810,725	10,126,371
Diluted weighted-average shares outstanding	9,809,987	10,199,400	9,930,438	10,205,408

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	9/30/2013	12/31/2012
Assets
Cash and cash equivalents	$55,965	$182,818
Investment securities held to maturity, at amortized cost (fair value of $605,857 and $584,125 at September 30, 2013 and December 31, 2012, respectively)	607,435	554,673
Federal Home Loan Bank stock, at cost	11,798	12,128
Loans held for sale	681	2,220
Loans receivable, net	827,946	774,876
Accrued interest receivable	4,382	4,367
Premises and equipment, net	5,141	5,056
Real estate owned	143	—
Bank-owned life insurance	39,951	31,177
Deferred income taxes receivable	4,619	3,580
Investment receivable	1,096	—
Prepaid expenses and other assets	2,353	3,732
Total assets	$1,561,510	$1,574,627
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,258,358	$1,237,847
Advances from the Federal Home Loan Bank	15,000	20,000
Securities sold under agreements to repurchase	47,000	70,000
Accounts payable and accrued expenses	25,272	23,017
Current income taxes payable	908	1,152
Advance payments by borrowers for taxes and insurance	2,383	3,639
Total liabilities	1,348,921	1,355,655
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 10,180,383 and 10,806,248 shares at September 30, 2013 and December 31, 2012, respectively	102	108
Additional paid-in capital	79,531	93,616
Unearned ESOP shares	(7,462)	(7,829)
Retained earnings	144,647	137,410
Accumulated other comprehensive loss	(4,229)	(4,333)
Total stockholders’ equity	212,589	218,972
Total liabilities and stockholders’ equity	$1,561,510	$1,574,627

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

September 30, 2013

	Three Months Ended
	September 30,
	2013	2012
Performance Ratios (annualized):

Return on average assets	0.97%	0.93%
Return on average equity	7.00%	6.67%
Net interest margin on average interest earning assets	3.31%	3.33%

	At September	At December
	30, 2013	31, 2012
Selected Balance Sheet Data:

Book value per share (1)	$20.88	$20.26
Stockholders’ equity to total assets	13.61%	13.91%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,230	$2,044
Non-performing assets (2)	5,465	4,406
Allowance for loan losses	1,667	1,672
Non-performing assets to total assets	0.35%	0.28%
Allowance for loan losses to total loans	0.20%	0.22%
Allowance for loan losses to non-performing assets	30.50%	37.95%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs